Exhibit 107

Calculation of Filing Fee Table

424B2

(Form Type)

DTE Electric Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Debt	2024 Series B	Rule 457(r)	$500,000,000	99.984%	$499,920,000	.0001476	$73,788.19

	Debt	2024 Series C	Rule 457(r)	$500,000,000	99.953%	$499,765,000	.0001476	$73,765.31

	Total Offering Amounts					$999,685,000		$147,553.51

	Net Fee Due							$147,553.51